Exhibit 10.1

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), dated as of July 9, 2026 and effective as of July 7, 2026 (the “Second Amendment Effective Date”), is made and entered into by and between PLUG POWER INC., a Delaware corporation (“Plug Power”) and PLUG PROJECT HOLDING CO., LLC, a Delaware limited liability company (“Holding Company” and together with Plug Power, individually and collectively, as applicable, the “Seller”), and STREAM US DATA CENTERS, LLC, a Texas limited liability company (the “Purchaser”). Seller and Purchaser are each a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Parties previously entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of February 24, 2026 (the “Original Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of July 1, 2026 and effective as of June 30, 2026 (the “First Amendment” and, together with the Original Agreement, the “Agreement”), pursuant to which Seller agreed to sell, and Purchaser agreed to purchase, the Property (as defined in the Agreement), subject to the terms, provisions and conditions thereof;

WHEREAS, the Outside Closing Date under the Agreement is set forth as 5:00 p.m. EST on July 7, 2026; and

WHEREAS, Seller and Purchaser mutually desire to amend the Agreement to, among other things, extend the Outside Closing Date, in each case on the terms and subject to the conditions specifically set forth herein, and are executing and delivering this Amendment for such purpose.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Defined Terms. All initially capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

2.	Extension of Outside Closing Date.

(a)            The Parties hereby extend the Outside Closing Date and acknowledge the Agreement is in full force and effect, as modified by this Amendment. The Outside Closing Date as defined in Section 12 of the Agreement is hereby extended until 5:00 p.m. EST on March 31, 2027. All references to the “Outside Closing Date” in the Agreement shall mean that period running through and including March 31, 2027. Notwithstanding the foregoing, in the event that Purchaser fails to (i) direct Title Company to release the Deposit in the manner and within the time period expressly required pursuant to Section 3(a) of this Amendment or (ii) deposit the Land Consideration (as defined below) with Title Company in the manner and within the time period expressly required pursuant to Section 3(b) of this Amendment, this Amendment shall automatically be deemed null and void and of no further force or effect, and the Agreement shall continue in full force and effect as if this Amendment had not been executed, in all respects except as set forth in Section 3(a) hereof, which shall survive the termination of this Amendment in all respects.

(b)            The Parties hereby amend the Agreement to include a new Section 12.2, in the form set forth below:

Section 12.2. Notwithstanding anything to the contrary herein, the Parties shall use their respective best efforts to consummate the Closing as promptly as reasonably practicable following the occurrence of circumstances reasonably demonstrating that Purchaser’s intended use of the Property is reasonably capable of being achieved under applicable law or regulation or reasonably anticipated changes in applicable law or regulation.

3.	Extension Consideration.

(a)            Purchaser hereby directs Title Company to promptly release the full Deposit amount deposited by Purchaser into the Escrow Account pursuant to Section 3 of the Agreement, plus any interest accrued thereon while held by the Title Company. Purchaser acknowledges and agrees that the Deposit shall be promptly released by Title Company to Seller, is non-refundable to Purchaser in all events, and shall be deemed earned by Seller in consideration of its execution of this Amendment. If the Closing occurs, the Deposit shall be credited against the Purchase Price in accordance with Section 3.3 of the Agreement.

(b)            On or prior to July 14, 2026, Purchaser shall deposit with the Title Company, by wire transfer of immediately available funds, an amount of Ten Million and No/100 Dollars ($10,000,000) (the “Land Consideration”), to be applied toward the purchase of the Land. The Parties shall move to a Land Closing (defined below) within three (3) Business Days of the satisfaction of the Land Conditions Precedent (defined below). Purchaser acknowledges and agrees that upon the Land Closing, the Land Consideration will be released by Title Company to Seller, is non-refundable to Purchaser in all events, and shall be deemed earned by Seller in consideration of its execution of this Amendment, in all respects subject to Section 4 hereof. If the Closing occurs, the Land Consideration shall be credited against the Purchase Price in accordance with Section 3.3 of the Agreement. If the Land Closing does not occur by the Outside Closing Date, the Land Consideration will be released to the Purchaser and the Agreement as modified by this Amendment shall terminate and be of no further force or effect (provided that the Seller shall be entitled to retain the Deposit).

(c)	For purposes of this Agreement:

i.             “Land Conditions Precedent” means the conditions precedent set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.6, 8.7, 8.11, 8.14, 8.15 and 8.16.

ii.            “Land Closing” means a Closing of the Land through an exchange of deliverables set forth in Sections 12.1.1, 12.1.3 (other than (c), (d), (e), (f), except with respect to the GCEDC Agreements) and 12.1.4 (other than (c), which shall be satisfied through the release of the Land Consideration).

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4.	Right of Repurchase.

(a)            If Purchaser and Seller consummate the conveyance of Seller’s right, title and interest in and to the Land in accordance with the Agreement after the Second Amendment Effective Date but Closing does not occur by the Outside Closing Date, then Seller shall have the right, but not the obligation, to require Purchaser to sell to Seller (or to one or more persons designated by Seller) all, but not less than all, of the Land conveyed to Purchaser pursuant to Section 3(b) hereof (the “Call Option”) at the Call Price (as defined below); provided, however, that the Call Option shall automatically terminate and be of no further force or effect if Seller does not exercise the Call Option within one hundred and twenty (120) days of the Outside Closing Date, in accordance with the following:

i.             The price for the Land held by Purchaser (the “Call Price”) shall be equal to the Land Consideration.

ii.            To exercise the Call Option, Seller must deliver written notice to Purchaser (the “Exercise Notice”) in accordance with the notice provisions of the Agreement. The Exercise Notice shall specify the purchaser (if other than Seller) and the proposed closing date, which shall be no less than twenty (20) and no more than sixty (60) days following delivery of the Exercise Notice to Purchaser.

(b)            To the extent the Seller does not exercise the Call Option in accordance with Section 4(a), the Seller shall transfer and assign all of Seller’s right, title and interest in any Property remaining on the Land to Purchaser as soon as commercially reasonably practicable thereafter.

(c)            Notwithstanding anything contained herein or in the Agreement to the contrary, if Seller exercises the Call Option and the conveyance of the Land contemplated thereby is consummated, Purchaser shall be solely responsible for, and shall timely pay, all transfer taxes, documentary stamp taxes, recording taxes, conveyance taxes, sales taxes, use taxes and similar taxes, fees and charges imposed in connection with or arising out of the conveyance of the Land from Purchaser to Seller (or Seller's designee) pursuant to the exercise of the Call Option. Purchaser shall indemnify, defend and hold harmless Seller and its designees from and against any liability, cost, interest, penalty or expense arising from Purchaser's failure to pay any such amounts when due.

5.	Restrictions on Encumbrances.

a.             If Purchaser and Seller consummate the conveyance of Seller’s right, title and interest in and to the Land in accordance with the Agreement after the Second Amendment Effective Date, from and after such consummation until the earlier of (x) the valid consummation of the Closing in accordance with the Agreement and full and irrevocable payment of the Purchase Price and all other consideration payable by Purchaser under the Agreement in accordance therewith and (y) the exercise and valid consummation of Seller’s right to repurchase the Land pursuant to Section 4 hereof, Purchaser shall not, and shall cause its affiliates not to, directly or indirectly:

i.             mortgage, pledge, hypothecate, grant, create, incur, assume or permit to exist any lien, security interest, charge, encumbrance, easement, restriction, right of way, covenant, option or other interest affecting all or any portion of the Property;

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ii.            transfer, convey, assign, lease, license or otherwise dispose of any interest in the Property; or

iii.           take any action, or omit to take any action, that would materially and adversely modify, impair, diminish or affect the Property or the value, use, operation, development potential or marketability thereof, except, in each case, for actions taken in the ordinary course of business and consistent in all material respects with the intended use and development of the Property as disclosed by Purchaser to Seller in connection with the transactions contemplated by this Amendment.

b.             Seller shall be entitled to seek specific performance, injunctive relief and other equitable remedies to enforce the provisions of this Section 5, in addition to any other rights or remedies available at law or in equity, without the necessity of proving actual damages.

6.             Full Force and Effect. The Agreement, as amended by this Amendment, shall be and remain in good standing and in full force and effect.

7.             Successors and Assigns. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

8.             Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and provisions hereof and those of the Agreement, the terms and provisions hereof shall govern and control.

9.             Severability. The invalidity, illegality or unenforceability of any provision of this Amendment shall not affect the enforceability of any other provision of this Amendment, all of which shall remain in full force and effect.

10.           Limitation on Damages. Neither Party shall be liable for any consequential, special, incidental or punitive damages; provided, however, that the foregoing limitation shall not apply to any such damages to the extent arising from a third-party claim for which indemnification is available under this Amendment.

11.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Purchaser and Seller acknowledge and agree that, notwithstanding any law or presumption to the contrary, an electronic (transmitted by electronic mail in a PDF format) or telefaxed signature of either Party upon this Amendment shall be deemed valid and binding and admissible by either Party against the other as if same were an original ink signature. Purchaser and Seller (i) intend to be bound by the signatures to this Amendment sent by facsimile or electronic mail, (ii) are aware that the other Party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Second Amendment Effective Date.

SELLER:

PLUG POWER INC.,
a Delaware corporation

By:	/s/ Jose Luis Crespo
Name:	Jose Luis Crespo
Its:	President & CEO

PLUG PROJECT HOLDING CO., LLC,
a Delaware limited liability company

By:	/s/ Paul Middleton
Name:	Paul Middleton
Its:	CFO

[Signatures continue on following page]

PURCHASER:

STREAM US DATA CENTERS, LLC,
a Texas limited liability company

By:	/s/ Oisín Ó Murchú
Name:	Oisín Ó Murchú
Its:	Chief Development Officer